EXHIBIT 99.1

Synthesis Energy Systems, Inc. Expands Executive Team, Chris Raczkowski Appointed President – Asia

HOUSTON, Dec. 20, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in low cost, high performance clean energy gasification technology, today announced that Chris Raczkowski, an accomplished leader and engineer whose career focus on clean energy technologies includes 17 years of professional experience and living in China and Southeast Asia, has joined the team as President – Asia. Raczkowski will report to SES’s President and CEO, DeLome Fair.

Raczkowski’s priority focus will be to expand SES’s business presence and technology adoption in Asia. His 25-year career includes energy project development in China, Vietnam, Thailand and Malaysia. He has been responsible for managing project identification, contracting, construction and operations, as well as technology development. Raczkowski has a core understanding of SES Gasification Technology (SGT), having served as Vice President Engineering for SES during the development and construction of the SES Gasification Technology (SGT) demonstration plant in Shandong Province, China.

“I am excited to have Chris onboard so that we have added leadership and increased bandwidth to match the global opportunity that our technology affords the developing economies of the world. We believe we have a strong runway in China and we are fielding ever-increasing inquiries from India and numerous other countries in the region,” said DeLome Fair. “Chris will provide additional leadership in China to more quickly drive to completion our ongoing activities there, including our multi-project platform in Shandong anchored by our hydrogen projects in Dongying, and the new tar to diesel project in ZaoZhuang City. Chris’s ability to provide leadership beyond China and into the broader region of Asia is well timed for us to execute on the globalization of our technology and our planned equity investment projects to answer the global demand for an economic and sustainable clean energy solution.”

Before joining SES, Chris served as CEO of Azure International, a Beijing-based research, engineering and investment firm focused on sustainable energy solutions, which he co-founded in 2003 and sold to Ecofys, a Dutch company, in 2008. He led the acquisition of new technology partners, and strategically shifted the corporate focus from power generation, such as wind and bioenergy, to energy storage and industrial/building energy efficiency. He also co-led successful development of the Azure Cleantech Energy Fund, a small US-based venture investment fund focused on early stage clean energy firms where China activities are a core to the company’s development strategy. Raczkowski’s career also includes serving as China/SE Asia Managing Director for Rhodia Energy, 2009-2011, where he led a team of over 30 for bioenergy/biogas project development, with three projects realized in China, Vietnam and Malaysia. His first career position in Asia-Pacific was as Asia Operations Manager with Perkin Elmer OptoElectronics, 1999-2001, where Raczkowski’s responsibilities included planning and managing the full financial, sourcing and manufacturing operations of two product lines in Shenzhen, China, and technology transfer project planning, execution, as well as staffing of four new manufacturing operations in China, Singapore and Indonesia.

“SES’s gasification technology’s feedstock flexibility is without equal. Its unique ability to transform Asia’s abundant low-cost, low-grade coal and coal waste into energy products in growing demand makes it the optimum responsible coal solution. That SGT can also use renewable biomass and MSW as interchangeable or blended feedstocks with coal on one SGT system makes SGT today’s and tomorrow’s clean energy solution,” said Raczkowski. “I am excited to be rejoining my colleagues at SES to accelerate adoption of this proven superior cost-effective and efficient technology throughout this region of the world where natural gas is expensive and/or unavailable.”

Raczkowski received his Bachelor of Science in Materials Engineering and his Master of Science in Mechanical Engineering and Management at Harvey Mudd College, and a Master of Business Administration from NIMBAS Graduate School of Management, based in the Netherlands.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to retire existing facilities and equipment and build another SGT facility; the ability of Batchfire management to successfully grow and develop Callide operations; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com